                                                                     EXHIBIT 3.5



                          CERTIFICATE OF DETERMINATION
                            OF RIGHTS, PREFERENCES,
                          PRIVILEGES AND RESTRICTIONS
                                       OF
                            SERIES E PREFERRED STOCK
                                       OF
                                  ABAXIS, INC.
                            A California corporation
                        (Pursuant to Section 401 of the
                      California General Corporation Law)

        Clinton H. Severson and Zara Z. Thomas certify that:

        1. They are the duly elected and acting President and Secretary, respectively, of Abaxis, Inc. (the "Company").

        2. Pursuant to authority given by said Company's Articles of Incorporation, the Board of Directors of the Company has duly adopted the following recitals and resolutions:

        WHEREAS, the Articles of Incorporation of the Company provide for a class of its authorized shares known as Preferred Stock, comprising Five Million (5,000,000) shares issuable from time to time in one or more series;

        WHEREAS, the Board of Directors of this Company is authorized to fix the number of shares of any series of Preferred Stock; to determine the designation of any such series, and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including but not limited to the dividend rights, dividend rate and conversion rights, and to fix, alter or reduce the number of shares constituting any such series (but not below the number of shares then outstanding); and

        WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority under the Articles of Incorporation, to fix the rights, preferences, privileges, restrictions and other matters relating to a series of Preferred Stock to be designated Series E Preferred Stock;

        NOW THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of a new series of Preferred Stock of the Company and does hereby fix the rights, preferences, privileges, restrictions and other matters relating to such series of Preferred Stock as follows:

        1. Designation. There shall be a series of Preferred Stock, which shall comprise Ten Thousand (10,000) shares and shall be designated "Series E Preferred Stock." As used hereafter, the terms "Series E Preferred Stock" and "Series E Preferred Shares" without designation shall refer to shares of Series E Preferred Stock.

        2. Rank. The Series E Preferred Stock shall rank (i) junior to each other class or series of Preferred Stock which by its terms ranks senior to the Series E Preferred Stock as to payment of dividends or distributions, whether upon a Liquidation Event (as defined in Section 5 below)



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

or otherwise ("Senior Securities"), (ii) on a parity with each other class or series of Preferred Stock which by its terms ranks on a parity the Series E Preferred Stock as to these matters ("Parity Securities") and (iii) prior to the Company's Series C Preferred Stock, the Company's Series D Preferred Stock, the Company's Common Stock (the "Common Stock") and, except as specified above, all other classes and series of capital stock of the Company hereafter issued by the Company (collectively, "Junior Securities").

        The Series E Preferred Stock shall be subject to the creation of Junior Securities and Parity Securities, but no Senior Securities or additional Series E Preferred Stock shall be created except in accordance with the terms hereof.

        3. Dividends. Shares of Series E Preferred Stock shall accumulate dividends at a rate of Sixty Five Dollars ($65.00) per annum, as adjusted to reflect any stock dividends on, or stock splits or stock combinations of, the Series E Preferred Stock after the date of filing this Certificate of Determination; provided, however, that if the Company is unable to satisfy in full its obligation under Section 6 hereof to make payments to holders of Series E Preferred Stock upon a Liquidation Event arising from a Change of Control (as defined in Section 6), then the dividend rate shall increase to the lesser of
(i) One Hundred Twenty Dollars ($120.00) per annum, as adjusted to reflect any stock dividends on, or stock splits or stock combinations of, the Series E Preferred Stock after the date of filing this Certificate of Determination, or
(ii) the maximum amount permitted under law. Dividends are due and shall be paid, out of any assets at the time legally available therefore, in two equal biannual installments on April 1st and October 1st of each year (each such date a "Dividend Payment Date") to holders of record of the Series E Preferred Stock; provided, however, that the amount of any dividend payment shall be prorated to the extent a share of Preferred Stock is issued and outstanding for less than such biannual period. The Company will pay such dividends either in cash or by issuing restricted shares of the Common Stock having the Market Value (as defined below) equal to such dividends, at the option of the Board of Directors of the Company. If the Company elects to pay such dividends by issuing Common Stock, the Market Value of such Common Stock will be the average of the closing sale prices of the Company's Common Stock as reported on the Nasdaq National Market System for the five (5) trading days prior to the record date for such dividend. A holder of Series E Preferred Stock who would otherwise be entitled to receive a fraction of a share of Common Stock under this Section 3 (taking into account all shares of Series E Preferred Stock held by such holder) shall receive, in lieu thereof, an amount equal to the product of such fractional interest multiplied by the Market Value. The right to the dividends on the Series E Preferred Stock described in this paragraph shall be cumulative. Dividends shall begin to accumulate on outstanding shares of Series E Preferred Stock from the date of issuance and shall be deemed to accumulate from day to day whether or not earned or declared until paid.

        From and after any Dividend Payment Date on which any dividend that has accumulated through such date has not been paid in full, additional dividends shall accumulate in respect of the amount of such unpaid dividends (such amount, an "Arrearage") as provided in the preceding paragraph (or such lesser rate as may be the maximum rate that is then permitted by applicable law). Such additional dividends in respect of any Arrearage shall be deemed to accumulate from day to day whether or not earned or declared until the Arrearage is paid, shall be calculated as of each successive Dividend Payment Date and shall constitute an additional Arrearage from and after any such successive Dividend Payment Date to the extent not paid on such Dividend



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

Payment Date. Any references herein to dividends that have accumulated with respect to the Series E Preferred Stock shall include the amount, if any, of any Arrearage together with any dividends accumulated on such Arrearage pursuant to the immediately preceding two sentences. Additional dividends in respect of any Arrearage may be declared and paid to holders of record of the Series E Preferred Stock at any time, in whole or in part, without reference to any regular Dividend Payment Date, either in cash or by issuing restricted shares of the Common Stock having the Market Value equal to such additional dividends, at the option of the Board of Directors of the Company.

        4. Restrictions on Dividends and Other Payments. So long as any shares of the Series E Preferred Stock remain outstanding:

               (a) the Board of Directors shall not declare, and the Company shall not pay (or set apart for payment) any dividend on, or make any distribution in respect of, any Junior Securities unless (i) at the same time an equivalent dividend with respect to the Series E Preferred Stock has been paid or declared and set apart for payment and (ii) prior to or concurrently with such declaration, payment, setting apart for payment or distribution, as the case may be, all accumulated and unpaid dividends on shares of Series E Preferred Stock not paid on the dates provided for in Section 3 (including Arrearages and accumulated dividends thereon) shall have been paid.

               (b) the Board of Directors shall not declare, and the Company shall not pay (or set apart for payment) any dividend on, or make any distribution in respect of, any Parity Securities unless prior to or concurrently with such declaration, payment, setting apart for payment or distribution, as the case may be, all accumulated and unpaid dividends on shares of Series E Preferred Stock not paid on the dates provided for in Section 3 (including Arrearages and accumulated dividends thereon) shall have been paid.

               (c) the Company shall not, either directly or indirectly, make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of, any Junior Securities or Parity Securities (other than the repurchase, redemption, or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities) unless prior to or concurrently with such payment, setting apart for payment, repurchase, redemption or other retirement, as the case may be, all accumulated and unpaid dividends on shares of Series E Preferred Stock not paid on the dates provided for in Section 3 (including Arrearages and accumulated dividends thereon) shall have been paid.

        Notwithstanding the foregoing, this Section 4 shall not prohibit (i) the acquisition, repurchase, exchange, conversion redemption or other retirement for value of shares of Series E Preferred Stock or any Parity Dividend Security by the Company in accordance with the terms of such securities or (ii) the acquisition, repurchase, exchange, conversion redemption or other retirement for value of any Junior Dividend Securities by the Company in accordance with obligations in existence at the time of the original issuance of the Series E Preferred Stock.



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

        5. Conversion Rights. The holders of Series E Preferred Stock shall have conversion rights as follows:

               (a) Right to Convert. Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of filing of this Certificate of Determination, at the office of the Company or any transfer agent for the Series E Preferred Stock, into Common Stock as more fully described below. The number of shares of fully paid and nonassessable Common Stock into which each share of Series E Preferred Stock may be converted shall be equal to the quotient of (i) the sum of (A) One Thousand Dollars $1,000.00 plus (B) all unpaid dividends accumulated on such share of Series E Preferred Stock to the conversion date, divided by (ii) the Series E Conversion Price (as hereinafter defined) in effect at the time of conversion. The Series E Conversion Price shall initially be Six Dollars And Fifty Cents ($6.50), as adjusted to reflect any stock dividends on, or stock splits or stock combinations of, the Common Stock after the date of filing this Certificate of Determination (the "Series E Conversion Price").

               (b) Automatic Conversion. Each share of Series E Preferred Stock shall be converted into Common Stock automatically upon the earlier to occur of:

                      (i) March 28, 2007; provided however, that if the closing sales price of the Common Stock as reported on the Nasdaq National Market System is less than Six Dollars And Fifty Cents ($6.50) (as adjusted to reflect any stock dividends, stock splits, stock combinations or recapitalizations) for each of the twenty (20) consecutive trading days immediately prior to and including March 28, 2007, then the Series E Preferred Stock will convert into Common Stock automatically upon the earlier to occur of (A) March 28, 2008 or (B) the event specified in Section 6(b)(ii), below; and provided further, however, that if the closing sales price of the Common Stock as reported on the Nasdaq National Market System is Six Dollars And Fifty Cents ($6.50) or greater for any twenty
(20) consecutive trading days after the first anniversary of the filing of this Certificate of Determination, then the one year extension of the automatic conversion date provided for above will not apply and the conversion date will remain the earlier to occur of (A) March 28, 2007 or (B) the event specified in
Section 6(b)(ii), below; or

                      (ii) on the first date following the first anniversary of the date of the filing of this Certificate of Determination that the closing sales price of the Common Stock as reported on the Nasdaq National Market System has exceeded Twelve Dollars ($12.00) (as adjusted to reflect any stock dividends, stock splits, stock combinations or recapitalizations) for the twenty
(20) consecutive trading days immediately prior to such date.

               (c) No Fractional Shares. No fractional shares of Common Stock or script shall be issued upon conversion of shares of Series E Preferred Stock. If more than one share of Series E Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series E Preferred Stock so surrendered. In lieu of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Series E Preferred Stock, the Company shall pay a cash adjustment in respect to such fractional interest equal to the product of such fractional interest multiplied by the fair market value of one share of the Company's Common Stock.

                      (i) Mechanics of Conversion. Before any holder of Series E Preferred Stock shall be entitled to convert the same into Common Stock, and before the Company shall be obligated to issue certificates for shares of Common Stock upon the automatic conversion of the Series E Preferred Stock as set forth in Section 6(b) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the principal office of the Company or of any transfer agent for the Series E Preferred Stock, and, if such conversion is voluntary pursuant to Section 6(a), shall give written notice to the Company at such office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. As soon as practicable thereafter, the Company shall issue and deliver at such office to such holder's nominee or nominees, certificates for the number of whole shares of Common Stock to which such holder shall be entitled. If such conversion is pursuant to Section 6(a), such conversion shall be deemed to have been made as of the date of such surrender of the Series E Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

                      (ii) Capital Adjustments. In case the Company shall at any time (A) subdivide the outstanding Common Stock, or (B) issue a stock dividend on its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock immediately prior to such subdivision or the issuance of such stock dividend shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate decreases in the Series E Conversion Price). In case the Company shall at any time combine its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate increases in the Series E Conversion Price). All such adjustments described herein shall be effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

                      (iii) Reorganization. In case of any capital reorganization or reclassification of the Common Stock of the Company (other than as contemplated by Section 6 below), the Series E Preferred Stock shall thereafter be convertible into that number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of the shares of Series E Preferred Stock immediately prior to such reorganization or recapitalization would have been entitled to receive upon such reorganization or reclassification. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series E Preferred Stock, such that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion.

                      (iv) Reservation of Stock. The Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of



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

effecting the conversion of the Series E Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series E Preferred Stock from time to time outstanding. The Company shall from time to time (subject to obtaining necessary director and shareholder action, as to which it shall use its best efforts), in accordance with the laws of the State of California, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series E Preferred Stock at the time outstanding.

        6. Liquidation Preference. In the event of a Liquidation Event (as defined in Section 6(c) hereof), distributions to the shareholders of the Corporation shall be made in the following manner:

               (a) Before any payment shall be made or assets shall be distributed to the holders of any Junior Securities, the holders of Series E Preferred Stock shall be entitled to receive an amount per share of Series E Preferred Stock (as adjusted to reflect any stock dividends on, or stock splits or stock combinations of, the Series E Preferred Stock after the date of filing this Certificate of Determination) equal to the greater of (A) the sum of (i) One Thousand Dollars ($1,000) per share of Series E Preferred Stock plus (ii) all dividends and Arreages accrued with respect to such share of Series E Preferred Stock, or (B) the amount that would be payable to the holder of the Series E Preferred Stock if such share of Series E Preferred Stock had been converted into shares of Common Stock immediately prior to such Liquidation Event. After any such payment is made in full, the holders of the Series E Preferred Stock shall not, as such, be entitled to any further participation in any distribution of assets of the Company.

               (b) All the assets of the Company available for distribution to stockholders after the liquidation preferences of any Senior Securities have been satisfied shall be distributed ratably (in proportion to the full distributable amounts to which the holders of Series E Preferred Stock and Parity Securities are entitled upon such Liquidation Event) among the holders of the then-outstanding Series E Preferred Stock and Parity Securities if such assets are not sufficient to pay in full the aggregate amounts payable thereon. Notice of any Liquidation Event, stating the payment date or dates when, and the place or places where, the amounts distributable to each holder of Series E Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, not less than 45 days prior to any payment date stated therein, to holders of record of the Series E Preferred Stock as of the date such notices are first mailed.

               (c) A "Liquidation Event" shall mean (i) a liquidation, dissolution or winding up of the Company, in each case voluntary or involuntary, or (ii) a Change of Control of the Company. "Change of Control" means the occurrence of any of the following in one or a series of related transactions:
(i) an acquisition after the date hereof by an individual, legal entity or "group" (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended) that results in his or its beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of a majority of the aggregate ordinary voting power represented by the issued and outstanding equity securities of the Company; (ii) a majority of the seats (other than vacant seats) on the Board of Directors of the Company shall at any time be occupied by persons who were neither (A) nominated by the board of directors of the Company nor (B) appointed by directors so nominated; (iii) a merger or consolidation of the Company or a sale of substantially all of the Company's assets, unless the holders of the



                                       6
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Company's securities prior to such transaction (or first transaction if a series thereof) continue to hold at least a majority of the aggregate ordinary voting power represented by the issued and outstanding equity securities of the surviving entity or acquirer of such assets; and (iv) a recapitalization, reorganization or other transaction (or first transaction if a series thereof) involving the Company that results in the beneficial ownership of a majority of the aggregate ordinary voting power represented by the issued and outstanding equity securities of the Company by an individual, legal entity or "group" that was not the holder of a majority of such voting power prior to such transaction.



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        7. Voting Rights.

               (a) Except as set forth below or as otherwise required by the General Corporation Law of the State of California ("California Law"), the holders of the Series E Preferred Stock shall have no voting power whatsoever and no holder of Series E Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the stockholders thereof or be entitled to notification as to any meeting of the stockholders (except to the extent the a holder of Series E Preferred Stock is also a holder of Common Stock).

               (b) Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series E Preferred Stock, voting separately as a class, the Company shall not: (i) authorize, create or issue, or increase the authorized amount of, any Senior Securities or additional Series E Preferred Stock; (ii) amend, alter or repeal any provision of this or any other Certificate of Determination, the Articles of Incorporation or the by-laws, if the amendment, alteration or repeal alters or changes the rights, preferences, privileges, and restrictions of the Series E Preferred Stock so as to affect them adversely; and (iii) authorize or take any action if such action would be inconsistent with the provisions of this Certificate of Determination.

               (c) To the extent that under California Law the vote of the holders of the Series E Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the shares of Series E Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the number of shares of outstanding Series E Preferred Stock shall constitute the approval of such action by the class (except as otherwise may be required pursuant to the preceding paragraph or under California Law). To the extent that under California Law the holders of the Series E Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series E Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Series E Conversion Price is calculated. Holders of the Series E Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

        8. Notices. In addition to any other notice referred to herein, the Company shall provide prompt notice to holders of record of the Series E Preferred Stock of the following: (i) the taking of any action or actions described in Sections 4(a), (b) and (c) hereof, (ii) any adjustment to the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock or the Series E Conversion Price, (iii) any determination by the Board of Directors to take any action described in Section 7(b) hereof, and (iv) any failure by the Company to perform any of its obligations hereunder. Any notice referred to herein shall be given in writing and shall be deemed to have been duly given (and shall be effective when



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received), if delivered personally, by facsimile or sent by overnight courier or by first class mail, postage prepaid, as follows:

               (a) if to the Company, to its office at 3240 Whipple Road, Union City, CA 94587 (Attention: Clinton Severson);

               (b) if the a holder of the Series E Preferred Stock, to such holder at the address of as listed in the stock record books of the Company (which may include the records of any transfer agent for the Series E Preferred Stock); or

               (c) to such other address as the Company or such holder, as the case may be, shall have designated by notice similarly given.



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        9. Authorized Shares. The authorized number of shares of Series E
Preferred Stock is Ten Thousand (10,000), none of which have been issued.

        RESOLVED FURTHER, that the President or any Vice President, and the Secretary or any Assistant Secretary, of the Company be, and hereby are, authorized and directed to execute, acknowledge, file and record a Certificate of Determination of preferences in accordance with the foregoing resolutions and the provisions of California law.

        The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of their own knowledge. Executed at Union City, California on March 26, 2002.



                                               /s/  Clinton H. Severson
                                             -----------------------------------
                                             Clinton H. Severson
                                             President


                                               /s/  Zara Z. Thomas
                                             -----------------------------------
                                             Zara Z. Thomas
                                             Secretary



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